 Exhibit 99.1

PRESS RELEASE

Katie Winchester, Chairman of the Board of First Citizens National Bank announced the appointment of Jeff Agee to the Board of Directors of First Citizens Bancshares, Inc. and First Citizens National Bank. Winchester stated "Since becoming a member of the First Citizens staff in 1982, Jeff has earned the respect of his peers within our bank and statewide as President of the Tennessee Young Bankers Association.  His appointment to a Board position is representative of the trust and confidence placed in him by Directors of First Citizens."

Agee joined the Bank in 1982 as a Staff Accountant. He was later promoted to Chief Financial Officer and currently serves as Executive Vice President and President-Elect.  He is a graduate of Dyersburg State Community College with an Associate Degree in Business Administration, University of Tennessee at Martin with a Bachelor of Science Degree in Accounting, University of Wisconsin's Banking School, Dyersburg/Dyer County Leadership Program and West Star Leadership Program. Agee is currently in his third and last year of the University of Georgetown's Banking School. He is a licensed Certified Public Accountant and NASD Financial and Operations Principal. His community involvement includes: member of TSCPA Financial Institutions' Committee, Dyersburg Kiwanis Club Board of Directors and Kiwanis George Hixson Fellow (2001), YMCA Board of Directors, United Way Board of Directors, West Star Leadership Board of Directors, Dyersburg State Community College Annual Fund Committee, 2003 Annual Fund Drive Chair and Alumni Board of Directors, University of Tennessee at Martin Alumni Counsel, Dyersburg/Dyer County Chamber of Commerce Vision XXI Committee, Imagination Library Board of Directors, Tennessee Scholars Board of Directors, Past President of Tennessee Young Bankers Division of Tennessee Bankers Association and Past President of West Tennessee Bankers Administration Institute. He was awarded Dyersburg State Community College Alumni of the Year in 2000. Agee is also a T-ball coach.

He and his wife, Jolie, have two children, India and Franklin. They are members of First Baptist Church in Dyersburg.